40

                             SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant      X
                            ----
File by a Party other than the Registrant
                                            ----
Check the appropriate box:
             Preliminary Proxy Statement
- - ----
  X          Definitive Proxy Statement
- - ----
             Definitive Additional Materials
- - ----
             Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
- - ----

                               Maxtor Corporation
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                               Maxtor Corporation
                             211 River Oaks Parkway
                          San Jose, California  95134
                  ------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
  X     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
- - ----        14a-6(i)(2).
        $500 per each party to the controversy pursuant to Exchange Act
- - ----        Rule 14a-6(i)(3).
        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
- - ----        and 0-11.
        1)   Title of each class of securities to which transaction applies:
             --------------------------------------------------------------
        2)   Aggregate number of securities to which transaction applies:
             --------------------------------------------------------------
        3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:<F1>
             --------------------------------------------------------------
        4)   Proposed maximum aggregate value of transaction:
             --------------------------------------------------------------

[FN]
<F1> Set forth the amount on which the filing fee is calculated and state how it was determined.

        Check box if any part of the fee is offset as provided by Exchange
- - ----    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by
        registration statement number, or the Form or Schedule and the date of its filing.
        1)   Amount Previously Paid:
             --------------------------------------------------------------
        2)   Form, Schedule or Registration Statement No.:
             --------------------------------------------------------------
        3)   Filing Party:
             --------------------------------------------------------------
        4)   Date Filed:
             --------------------------------------------------------------



                               MAXTOR CORPORATION

                             211 River Oaks Parkway
                           San Jose, California 95134


                                             July 18, 1994



Dear Stockholder:

   You are cordially invited to attend the 1994 Annual Meeting of Stockholders of Maxtor Corporation ("Maxtor" or the "Company") to be held at 10:00 a.m. on Thursday, August 18, 1994, at the Company's offices at 251 River Oaks Parkway, San Jose, California.

   The Annual Meeting will begin with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and on other business properly brought before the meeting, followed by a report on the Company's financial and operating performance.

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ORDER THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE MEETING.

   The vote of every stockholder is important and your cooperation in promptly returning your executed Proxy will be appreciated. Each Proxy is revocable and will not affect your right to vote in person in the event that you decide to attend the meeting.


                                        Sincerely,


                                        /s/ Mong Hun Chung
                                        ---------------------
                                        M. H. Chung
                                        Chairman of the Board




                               MAXTOR CORPORATION

                     Notice of Annual Meeting of Stockholders
                           to be held August 18, 1994



   The Annual Meeting of Stockholders of Maxtor Corporation ("Maxtor" or the "Company") will be held at the Company's offices located at 251 River Oaks Parkway, San Jose, California, on Thursday, August 18, 1994, at 10:00 a.m., local time, for the following purposes:

1. To elect two Class I directors to hold office for a three-year term and until their successors have been elected and qualified.

2. To approve the Maxtor Corporation 1995 Stock Option Plan, under which 2,000,000 shares of Common Stock are reserved for issuance to employees of the Company.

3. To ratify the appointment of Ernst & Young as the Company's independent auditors.

4. To transact such other business as may properly come before the meeting, or any adjournment thereof.

   Stockholders of record at the close of business on June 30, 1994, shall be entitled to vote at the meeting or any adjournment thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the principal office of the Company at 211 River Oaks Parkway, San Jose, California.


                              By Order of the Board of Directors


                              /s/ G. H. Stevens
                              --------------------
                              Glenn H. Stevens
                              Secretary




San Jose, California
July 18, 1994





                              PROXY STATEMENT


The accompanying proxy is solicited by the Board of Directors of Maxtor Corporation, a Delaware corporation ("Maxtor" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, August 18, 1994, at 10:00 a.m., local time, or at any adjournment thereof. The meeting will be held at the Company's offices at 251 River Oaks Parkway, San Jose, California 95134. The Company's executive offices are located at 211 River Oaks Parkway, San Jose, California 95134. The Company's telephone number is
(408) 432-1700.

   The date of this Proxy Statement is July 18, 1994, the approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended March 26, 1994, including financial statements, is included with this Proxy Statement.

                     VOTING RIGHTS AND SOLICITATION OF PROXIES

   This solicitation of proxies is made on behalf of the Board of Directors of Maxtor and the cost thereof will be borne by Maxtor. The Board of Directors may use the services of the Company's directors, officers and others to solicit proxies, personally or by telephone and may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons and Maxtor may reimburse them for the fees and reasonable out-of-pocket expenses incurred in doing so.

   On June 30, 1994, Maxtor had outstanding 30,463,190 shares of Common Stock and 19,480,000 shares of Class A Common Stock, all of which are entitled to vote as a single class with respect to the proposals presented in this Proxy Statement. Each stockholder of record at the close of business on June 30, 1994 is entitled to one vote for each share held. The Company's By-Laws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

   Any person giving a proxy pursuant to this solicitation may revoke it at any time before its use by delivering to Maxtor's Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. If an executed proxy is submitted without any instruction for the voting of such proxy, the proxy will be voted in favor of the proposals described.

                             ELECTION OF DIRECTORS

   The Company's Board of Directors is divided into three classes, with one class elected at each Annual Meeting of Stockholders for a three-year term.

   In connection with the purchase by Hyundai Electronics Industries Co., Ltd. and several related members of the Hyundai Business Group ("Hyundai") of 19,480,000 shares of the Company's Class A Common Stock (the "Shares") on February 3, 1994, representing approximately 40% of the outstanding stock of the Company, Hyundai is entitled to nominate the number of directors equal to its proportionate voting interest in the Company. In Baik (I.B.) Jeon, Chong Sup (C.S.) Park and Mong Hun (M. H.) Chung, incumbent directors, were appointed as directors of the Company in accordance with this right. The balance of the nominees for directors are selected by the Board of Directors, provided that the vote in favor of such other nominees must include the vote of at least a majority of the directors not nominated by Hyundai. Hyundai's right to nominate directors is suspended during such times as Hyundai and its affiliates no longer collectively hold of record either (a) at least 80% of the Shares and/or Common Stock issuable upon conversion of the Shares, or
(b) at least 20% of the total outstanding voting stock of the Company. In addition, Hyundai is required by the Company's Restated Certificate of Incorporation and the terms of the Stock Purchase Agreement between Hyundai and the Company to vote any stock held by it for the slate of directors nominated as described above. If Hyundai fails to do so, Hyundai's shares will not be entitled to vote for such election without the consent of a majority of directors other than any directors nominated by Hyundai. See "Stock Ownership of Management and Certain Beneficial Owners" and "Certain Relationships and Related Transactions."

   Gregory M. Gallo and I. B. Jeon, constituting Class I of Maxtor's three classes of directors, have been nominated, in accordance with the provisions described above, to serve a term of three years and until their successors have been elected and qualified. Mr. Juan A. Rodriguez, also a Class I director, whose term expires at the 1994 Annual Meeting of Stockholders, will not stand for re-election. The Board has therefore reduced the size of Class I to two directors and has reduced the total number of authorized directors to seven, each action effective upon the Annual Meeting. In addition, Mr. Laurence R. Hootnick, a Class III director, has resigned from the Board effective August 18, 1994. The Nominating Committee has not yet identified a suitable candidate to fill the vacancy in Class III which will be created by Mr. Hootnick's resignation.

   It is intended that the proxies in the form enclosed will be voted, unless otherwise indicated, for the election of the nominees to Class I. If either nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Board may recommend in the place of such nominee.

   If a quorum is present and voting, the two nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions will be counted as present for purposes of determining if a quorum is present, but will not be counted with respect to the determination of the number of votes.

   Set forth below are the names and ages of the nominees and other directors, the year in which each became a director of the Company, and a brief description of their business experience, including principal occupations during the last five years.

Name                    Positions with        Age    Director Since     Class
                        the Company
- - ----                    --------------        ---    ----------------   -----

Gregory M. Gallo        Director               52     December 1987;        I
                                                      term ends 1994.

I. B. Jeon              Director               46     February 1994;        I
                                                      term ends 1994

Juan A. Rodriguez <F1>  Director               53     July, 1992;           I
                                                      term ends 1994.

James M. McCoy          Director               47     Inception;           II
                                                      term ends 1995.

C. S. Park              Director               46     February 1994;       II
                                                      term ends 1995.

M. H. Chung             Chairman of the Board  45     February, 1994;     III
                                                      term ends 1996.

Charles Hill            Director               58     March 1992;         III
                                                      term ends 1996.

Laurence R.             Director, President    52     May 1991;           III
  Hootnick <F2>         and Chief Executive           term ends 1996.
                        Officer


[FN]
<F1>   Mr. Rodriguez will not stand for re-election at the Annual Meeting of
       Stockholders.
<F2>   Mr. Hootnick resigned from the Board of Directors effective August
       18, 1994.

   Gregory M. Gallo is an attorney and member of Gray Cary Ware &
Freidenrich, a Professional Corporation, successor by merger in January 1994 to Ware & Freidenrich, a Palo Alto, California law firm which serves as outside counsel to the Company. Mr. Gallo has been a member of Ware & Freidenrich, the predecessor to Gray Cary Ware & Freidenrich, since 1977. He is also currently a director of Network General Corporation, a network diagnostics company.

   I. B. Jeon has been a director and Vice President of Strategic Development of Maxtor since February 1994. Since 1975, Mr. Jeon held various management positions with Hyundai Business Group companies, including Vice President, Corporate Planning of Hyundai Electronics Industries Co., Ltd., from 1991 to 1994, and Senior Vice President of Hyundai Electronics America from 1988 to 1991.

   Juan A. Rodriguez co-founded Exabyte Corporation, a manufacturer of cartridge tape subsystems, in June 1985 and served as a director until June 1993. He served as Chairman of the Board of Exabyte from June 1985 until January 1992 and also served as President and Chief Executive Officer at various times from June 1985 to July 1990. Prior to founding Exabyte, Mr. Rodriguez co-founded Storage Technology Corporation, a tape and disk drive manufacturer. Mr. Rodriguez currently serves as a professor at the University of Colorado, a position he has held since August 1992. He has also been Chairman of the Board of Sweetwater, a manufacturer of outdoor water filters, since July 1992.

   James M. McCoy served as Chairman of the Board of Maxtor from December 1986 until February 1994. Mr. McCoy served as President of Maxtor from its inception to July 1987 and from January 1991 to May 1991. He is also currently a director of Exabyte Corporation.

   C. S. Park was elected a director of Maxtor in February 1994. Dr. Park has been President and Chief Executive Officer of Axil Computer, Inc., a workstation computer manufacturer, in San Jose since July 1993. Previously, he held management positions with Hyundai Electronics Industries Co., Ltd., including most recently Senior Vice President, Semiconductor Sales and Marketing from 1990 to 1992. From 1985 to 1989, Dr. Park was President and Chief Executive Officer of Hyundai Electronics America.

   M. H. Chung was elected Chairman of the Board in February 1994. Mr. Chung has been Chairman of the Board of Directors of Hyundai Electronics Industries Co., Ltd. in Korea since January 1992. He was President of Hyundai Electronics Industries Co., Ltd. in Korea from February 1984 to December 1991. Currently, Mr. Chung is also Vice Chairman of Hyundai Merchant Marine Co., Ltd. and holds directorship positions on the boards of other Hyundai Business Group companies.

   Charles Hill has been a Senior Research Fellow at the Hoover Institution since 1989. From 1982 to 1989, he served as Chief of Staff of the U.S. State Department and Executive Assistant to former U.S. Secretary of State George
P. Shultz. Mr. Hill at present is Diplomat-in-Residence at Yale University and Special Consultant to the Secretary General of the United Nations.

   Laurence R. Hootnick was employed by Intel Corporation, a semiconductor company, from 1973 until 1991, most recently as President of the Embedded Controller and Memory Group. In May 1991, Mr. Hootnick was appointed President and Chief Executive officer of Maxtor. He is also currently a director of Network General Corporation, a network diagnostics company, and of NetManage, Inc., a maker of products for computer networks.

   The Board of Directors held thirty meetings in fiscal 1994. Each director attended at least 75% of the meetings held during his tenure in fiscal 1994.


Committees of the Board
- - -----------------------

   Charles Hill, C. S. Park and Juan A. Rodriguez served as members of the Compensation Committee during fiscal 1994. Gregory M. Gallo also served on the Compensation Committee until the appointment of C. S. Park as his successor on the Committee in February 1994. The Compensation Committee held two meetings in fiscal 1994. The Compensation Committee is responsible for determining the compensation of the Company's executive officers.

   Gregory M. Gallo, C. S. Park and Juan A. Rodriguez served on the Audit Committee during fiscal 1994. Charles Hill also served on the Audit Committee until the appointment of C. S. Park as his successor on the Committee in February 1994. The Audit Committee held four meetings in fiscal 1994. The responsibilities of the Audit Committee include reviewing the scope of the audit, approving audit fees and reviewing the adequacy and effectiveness of internal accounting and financial controls.

   Charles Hill and C. S. Park served on the Nominating Committee during fiscal 1994. The Nominating Committee held no meetings in fiscal 1994. The principal function of the Nominating Committee is to identify candidates for election to the Board of Directors. The Committee has the primary responsibility for evaluating and for selecting or recommending to the Board candidates for Board membership. Except as otherwise provided in Maxtor's Restated Certificate of Incorporation with respect to the special rights of Hyundai to nominate a certain number of directors as set forth above, the Committee will consider nominees recommended by the stockholders of the Company, provided the notice requirements set forth in the Company's By-Laws have been met.

   Each director attended at least 75% of the Committee meetings for the Committees on which he served during fiscal 1994.


Compensation of Directors
- - -------------------------

   Non-employee members of the Board of Directors of the Company receive the following compensation: (i) $18,000 per year; (ii) $1,000 per scheduled or special board meeting or special committee meeting; (iii) $750 per scheduled committee meeting or telephonic board or committee meeting; and (iv) nonqualified stock options pursuant to the Company's 1986 Outside Directors Stock Option Plan, as described below. In addition, non-employee members of the Board of Directors with no other medical coverage are entitled to participate in a medical insurance plan and a deferred compensation life insurance plan available to all members of the Board of Directors.

1986 Outside Directors Stock Option Plan
- - ----------------------------------------

   The Company's 1986 Outside Directors Stock Option Plan (the "Directors Plan"), adopted by the Board of Directors in December 1986 and approved by the stockholders in September 1987, provides for the granting of nonqualified stock options to directors of the Company who are not employees of the Company. The following summary of the Directors Plan is qualified in its entirety by the specific language of such Plan, a copy of which may be obtained from the Company by any stockholder.

   The Directors Plan is administered by the Board of Directors or a duly appointed committee of the Board. Only directors of the Company who are not employees of the Company or any present or future parent and/or subsidiary corporations of the Company (the "Outside Directors") are eligible to participate in the Directors Plan. Upon initial election to the Board of Directors, each new Outside Director is automatically granted an option to purchase 15,000 shares of the Company's Common Stock. An Outside Director is automatically granted an additional option to purchase 5,000 shares on each anniversary of his or her initial election to the Board. Options must have an exercise price equal to the fair market value of the shares of the Common
Stock on the date of grant.   All options must be granted, if at all, not
later than December 30, 1996.

   Options may be exercised by payment of the exercise price in cash, by check, or in cash equivalent. Options are exercisable over four years, with the option exercisable as to 3/48 of the number of shares subject to option after three months service as a director, and as to 1/48 of such shares for each full month of continuous service thereafter, until the option is fully exercisable. Options expire ten years after the date of grant.

   During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution. In the event of a transfer of control of the Company, any unexercisable portion of an option shall be immediately exercisable as of a date prior to the transfer of control. The Board may terminate or amend the Directors Plan at any time, but, without stockholder approval, the Board may not amend the Directors Plan to increase the number of shares covered by the Plan or to expand the class of persons eligible to receive options under the Plan.

   The Company has reserved 250,000 shares under the Directors Plan. As of June 3, 1994, options to purchase 120,000 shares were outstanding having a weighted average exercise price of $8.2552 per share. During fiscal 1994, options to purchase a total of 60,000 shares of the Company's Common Stock were granted. Dr. Park, Mr. Chung and Mr. Jeon received their initial 15,000 shares each as new directors and 5,000 shares each were granted to Mr. Gallo, Mr. Hill and Mr. Rodriguez.



                         STOCK OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

   The following table sets forth certain information as of June 3, 1994, with respect to the beneficial ownership of Common Stock and Class A Common Stock of Maxtor by (i) all persons known to Maxtor to be the beneficial owners of five percent or more of the outstanding shares of the Common Stock or Class A Common Stock of Maxtor, (ii) each of Maxtor's directors and nominees, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all executive officers and directors of Maxtor as a group.

                                 Number of Shares               Percent of
                                                                 Stock
                                Beneficially Owned             Outstanding
                                ------------------             ------------
Name or Identity of                           Class A          Common Class A
Beneficial Owner <F1>        Common           Common           <F2>   Common
- - ---------------------        ------           -------          ------ -------

Hyundai Electronics          19,480,000 <F3>  19,480,000 <F3>  39.01% 100.00%
Industries Co., Ltd.
and several related
members of the Hyundai
Business Group (Hyundai)
  66, Jeokseon-dong
  Chongro-ku,
  Seoul, Korea

State of Wisconsin            2,899,500                -        5.81%     -
Investment Board
  P.O. Box 7842
  Madison,
  Wisconsin 53707

M. H. Chung <F4>                    937                -       <F19>      -

Gregory M. Gallo <F5>            44,534                -       <F19>      -

Charles Hill <F6>                 9,781                -       <F19>      -

Laurence R. Hootnick <F7>       910,000                -        1.79%     -

I. B. Jeon <F8>                     937                -       <F19>      -

James M. McCoy <F9>             741,004                -        1.46%     -

C. S. Park <F10>                    937                -       <F19>      -

Juan A. Rodriguez <F11>          17,915                -       <F19>      -

Gary Galusha <F12>              103,500                -       <F19>      -

William M. Hake <F13>           104,344                -       <F19>      -

Walter D. Amaral <F14>          115,269                -       <F19>      -

Skip Kilsdonk <F15>             107,500                -       <F19>      -

Roger A. Nordby <F16>           125,500                -       <F19>      -

Thomas F. Burniece, III <F17>   144,806                -       <F19>      -

All executive officers and
directors as a group
(13 persons) <F18>            2,235,819                -        4.29%     -


<F1>   The persons named in the table have sole voting and investment power with respect to all shares of Common Stock and Class A Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

<F2>   Calculation based on the total number of shares of Common Stock outstanding and Class A Common Stock outstanding which are convertible into shares of Common Stock.

<F3>   Represents 19,480,000 shares of Class A Common Stock convertible into
19,480,000 shares of Common Stock. Hyundai Electronics Industries Co., Ltd. owns 5,844,000 shares of Class A Common Stock, representing 11.70% of the Common Stock; Hyundai Heavy Industries Co., Ltd. owns 4,870,000 shares of Class A Common Stock, representing 9.75% of the Common Stock; Hyundai Corporation owns 4,870,000 shares of Class A Common Stock, representing 9.75% of the Common Stock; and Hyundai Merchant Marine Co., Ltd. owns 3,896,000 shares of Class A Common Stock, representing 7.80% of the Common Stock. See "Certain Relationships and Related Transactions."

<F4>   Includes 937 shares subject to an option granted under the Company's
Directors Plan which is exercisable within 60 days of June 3, 1994.

<F5>   Includes 34,580 shares subject to options granted under the Company's
Directors Plan which are exercisable within 60 days of June 3, 1994.

<F6>   Includes 9,581 shares subject to options granted under the Company's
Directors Plan which are exercisable within 60 days of June 3, 1994.

<F7>   Includes 735,000 shares subject to options which are exercisable within 60 days of June 3, 1994; 35,000 of those shares are unvested and are subject to a right of repurchase in favor of the Company. In connection with the termination of Mr. Hootnick's position as an executive officer of the Company effective August 18, 1994 and termination of his employment with the Company effective September 30, 1995, all options granted to Mr. Hootnick will continue to be governed by the terms and conditions of the applicable Maxtor stock option plans and stock options agreements between Maxtor and Mr. Hootnick until September 30, 1995 . See "Severance and Change of Control Arrangements."

<F8>   Includes 937 shares subject to an option granted under the Company's
Directors Plan which is exercisable within 60 days of June 3, 1994.

<F9>   Includes 627,761 shares subject to options which are exercisable within 60 days of June 3, 1994; 13,125 of those shares are unvested and are subject to a right of repurchase in favor of the Company.

<F10>  Includes 937 shares subject to an option granted under the Company's
Directors Plan which is exercisable within 60 days of June 3, 1994.

<F11>  Includes 7,915 shares subject to an option granted under the Company's
Directors Plan which is exercisable within 60 days of June 3, 1994.

<F12>  Includes 103,500 shares subject to options which are exercisable within 60 days of June 3, 1994; 71,407 of those shares are unvested and are subject to a right of repurchase in favor of the Company.

<F13>  Includes 101,540 shares subject to options which are exercisable within 60 days of June 3, 1994; 71,401 of those shares are unvested and are subject to a right of repurchase in favor of the Company.

<F14>  Includes 110,000 shares subject to options which are exercisable within 60 days of June 3, 1994; 66,667 of those shares are unvested and are subject to a right of repurchase in favor of the Company.

<F15>  Includes 107,500 shares subject to options which are exercisable within 60 days of June 3, 1994; 64,167 of those shares are unvested and subject to a right of repurchase in favor of the Company.

<F16>  Mr. Nordby's employment with the Company terminated in fiscal 1994 on
February 24, 1994.

<F17>  Includes 137,500 shares subject to options which are exercisable within 60 days of June 3, 1994; none of those shares are unvested or subject to a right of repurchase in favor of the Company. Mr. Burniece's employment with the Company terminated in fiscal 1994 on February 4, 1994.

<F18>  Includes 1,919,349 shares subject to options which are exercisable within 60 days of June 3, 1994; 382,798 of those shares are unvested and are subject to a right of repurchase in favor of the Company. In connection with the resignation of Mark Chandler as an executive officer of the Company on July 5, 1994, all of Mr. Chandler's options became immediately vested. See "Severance and Change of Control Arrangements." As a result, 61,031 additional options would be vested and exercisable within 60 days of June 3, 1994.

<F19>  Less than one percent (1%)

   On February 3, 1994, Hyundai Electronics Industries Co., Ltd. ("HEI"), Hyundai Heavy Industries Co., Ltd. ("HHI"), Hyundai Corporation ("HC") and Hyundai Merchant Marine Co., Ltd. ("HMM") (collectively, "Hyundai") invested $149,996,000 in the Company in return for 19,480,000 shares of Class A Common Stock at a per share price of $7.70. Such shares represented approximately 40% of the outstanding stock of the Company. See "Election of Directors" and "Certain Relationships and Related Transactions."

   Based on information provided in a statement filed on Schedule 13D under the Securities Exchange Act of 1934, as amended, HEI, HHI, HC and HMM have informally agreed among themselves to act together with respect to the acquisition, holding, voting and disposing of equity securities of the Company. Such agreement has not been reduced to written form, and is terminable as to any party at any time at the election of such party. Pursuant to such informal agreement, HHI, HC and HMM have each granted a revocable power of attorney with respect to the voting of shares of Class A Common Stock held by it to Joo Yong Kim, the President and a Representative Director of HEI.


                    EXECUTIVE COMPENSATION AND OTHER MATTERS
The following table sets forth compensation paid to the Company's Chief Executive Officer and the four most highly compensated executive officers of Maxtor as of March 26, 1994 whose cash compensation exceeded $100,000 for the fiscal year ending March 26, 1994. The Company does not grant restricted stock awards or SARs and has no long-term incentive plans (except stock option plans).

SUMMARY COMPENSATION TABLE

                     Annual Compensation             Long-Term
- - ---------------------------------------------------- Compensation
                                                     Awards
                                                     ------------
                Fis-                    Other Annual             All Other
 Name and Prin- cal Salary  Bonus       Compensa-    Options     Compensation
 cipal Position Year  $        $        tion  ($)    (Shares #)  ($) <F15>
- - --------------- --- ------  -----       ------------ ----------  ------------
Laurence R.
 Hootnick <F1>
 President and 1994 520,000        -          -       35,000            -
 Chief Execu-  1993 520,000 227,572 <F5>      -            -            -
 tive Officer  1992 430,000 213,879 <F5>      -      900,000            -

Gary Galusha   1994 203,838       -           -       25,000        3,219<F16>
 Vice Presi-   1993 176,178 112,472 <F6>      -       15,000          260
 dent, World-  1992 147,115 220,736 <F6>      -       77,500          195
 wide Sales
William M. Hake
 Vice Presi-   1994 192,500       -           -       36,883        7,952<F17>
 dent, Product 1993 158,827  68,927 <F7>      -       30,617          260
 Management    1992 140,433   8,687 <F7>      -       33,040          260

Walter D.
 Amaral <F2>   1994 192,300       -           -      110,000<F13>     260
 Vice Presi-
 dent,Finance, 1993 146,352  74,837 <F8>      -       87,500<F14>     195
 Chief Finan-
 cial Officer  1992       -       -           -            -            -

Skip Kilsdonk  1994 169,700       -           -       25,000          260
 Vice Presi-   1993 164,558  71,145 <F9>      -       12,500          260
 dent, Strate-
 gic Planning  1992  85,691  57,323 <F9>      -       86,400          130


Former Officers:

Roger A. Nord- 1994 253,370       -           -       40,000       33,025<F18>
 by<F3> Senior
 Vice Presi-   1993 264,218 115,096<F10>      -       20,000          260
 dent, Opera-  1992 206,727 256,672<F10>      -      230,000          130
 tions

Thomas F. Bur-
 niece,III<F4> 1994 181,350       -      35,313<F12>  30,000      162,033<F19>
 Senior Vice
 President,    1993 193,345  80,268<F11>      -       17,500          260
 Engineering   1992 154,792 144,804<F11>      -      150,000          260

<F1>   Mr. Hootnick's position as an executive officer of the Company will terminate after fiscal 1994 on August 18, 1994 and his employment with the Company will terminate on September 30, 1995. See "Severance and Change of Control Arrangements."

<F2>   Mr. Amaral joined the Company during fiscal 1993 on April 6, 1992.

<F3>   Mr. Nordby's employment with the Company terminated in fiscal 1994 on
February 24, 1994.

<F4>   Mr. Burniece's employment with the Company terminated in fiscal 1994 on February 4, 1994.

<F5>   Includes bonuses in the amounts of $187,913.56 and $200,000, and cash profit sharing in the amounts of $39,658.72 and $13,878.73 for fiscal 1993 and 1992, respectively.

<F6>   Includes bonuses in the amounts of $61,938.04 and $58,795.82, and cash profit sharing in the amounts of $12,327.54 and $4,003.51, and commissions in the amounts of $38,206 and $157,936.18 for fiscal 1993 and 1992, respectively.

<F7>   Includes bonuses in the amounts of $60,804 and $8,687 for fiscal 1993 and 1992, respectively, and cash profit sharing in the amounts of $8,123 for fiscal 1993.

<F8>   Includes bonus in the amount of $65,012 and cash profit sharing in the amount of $9,825 for fiscal 1993.

<F9>   Includes bonuses in the amounts of $58,662 and $53,052, and cash profit sharing in the amounts of $12,483 and $4,271 for fiscal 1993 and 1992, respectively.

<F10>  Includes bonuses in the amounts of $95,155 and $250,000, and cash profit sharing in the amounts of $19,940 and $6,672 for fiscal 1993 and 1992, respectively.

<F11>  Includes bonuses in the amounts of $65,909.51 and $140,000, and cash profit sharing in the amounts of $14,358.60 and $4,804 for fiscal 1993 and 1992, respectively.

<F12>  Represents the Company's reimbursement for federal income tax liabilities resulting from relocation compensation in fiscal 1993 and 1992.

<F13>  Includes options for 87,500 shares which were repriced on May 10,
1993, replacing options granted in fiscal 1992.

<F14>  Represents options for 87,500 shares which were repriced on May 10,
1993.  See footnote (13) above.

<F15>  The amounts shown in this column, unless otherwise indicated, represent the Company's annual contributions to the Maxtor Savings Retirement Plan, a 401(k) plan. All U.S. employees are eligible to participate in this Plan.

<F16>  Includes payment for accumulated unused vacation and sick leave under the Company's paid time-off program in the amount of $2,959.

<F17>  Includes payment for accumulated unused vacation and sick leave under the Company's paid time-off program in the amount of $7,692.

<F18>  Includes payment for accumulated unused vacation and sick leave under the Company's paid time-off program in the amount of $32,785.

<F19>  Includes severance pay in the amount of $153,750 and payment for accumulated unused vacation and sick leave under the Company's paid time-off program in the amount of $8,058. See "Severance and Change of Control Arrangements."


STOCK OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information with respect to stock options granted in fiscal 1994 to each of the executive officers named in the Summary Compensation Table:

                       Individual Grants                  Potential Realiza
- - --------------------------------------------------------  ble Value at Assu
                         % of Total                       med Annual Rates of
                 Number  Options                          Stock Price Appre-
                 of      Granted to                       ciation For Option
                 Options Employees  Exercise  Expira-     Term   ($) <F2>
Name             Granted in Fiscal  Price Per tion        -------------------
                    <F1> Year       Share ($) Date           5%        10%
- - ---------------- ------- ---------- --------- --------    -------   --------
Laurence R.
  Hootnick <F3>  35,000   2.24       6.625    6/11/03     145,825   369,549

Gary Galusha     25,000   1.60       6.625    5/10/03     104,161   263,964

William M. Hake  36,883   2.36       6.625    5/10/03     153,670   389,431

Walter D.
  Amaral <F4>    80,000   5.11       6.625    4/8/02      333,314   844,684
                  7,500    .48       6.625    9/4/02       31,248    79,189
                 22,500   1.43       6.625    5/10/93      93,744   237,568

Skip Kilsdonk    25,000   1.60       6.625    5/10/03     104,161   263,964

Former Officers:
Roger A. Nordby  40,000   2.56       6.625    3/26/94<F5>  11,660    23,320

Thomas F.
  Burniece, III  30,000   1.92       6.625    8/4/94 <F5>  12,546    25,341

<F1>  All options were granted under the Company's Fiscal 1985 and 1988
Stock Option Plans ("Stock Option Plans"). Options are immediately exercisable and vest monthly over a three or four-year period (one year for evergreen options) as determined by the Board of Directors in its sole discretion. Unvested options are subject to repurchase by the Company. Under the Stock Option Plans, the Board retains discretion to modify the terms, including the price of outstanding options. See also "Severance and Change of Control Arrangements."

<F2>  Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. These values are calculated on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, are dependent on the future market price of the Company's Common Stock.

<F3>  In connection with the termination of Mr. Hootnick's position as an executive officer of the Company effective August 18, 1994 and termination of employment with the Company effective September 30, 1995, all options granted to Mr. Hootnick will continue to be governed by the terms and conditions of the applicable Maxtor stock option plans and stock options agreements between Maxtor and Mr. Hootnick until September 30, 1995. See "Severance and Change of Control Arrangements."

<F4>  Includes options for 87,500 shares which were repriced on May 10,
1993, replacing options granted in fiscal 1992.

<F5>  As originally granted, these options would have expired on May 10,
2003; however, the expiration dates were revised as a result of Mr. Burniece's and Mr. Nordby's termination of employment. Mr. Burniece's options were amended to extend the period of exercise to August 4, 1994 following his termination. Mr. Nordby's options expired on March 26, 1994, 30 days after his termination. See "Severance and Change of Control Arrangements."


                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION/SAR VALUES

   The following table sets forth information regarding option exercises and year-end stock option values for each of the executive officers named in the Summary Compensation Table for fiscal 1994:

                                        Number of         Value of Unexercised
                  Shares               Unexercised        In-the-Money Options
                  Acquired              Options at        at Fiscal Year-End
                    on      Value     Fiscal Year-End            <F1>
                  Exercise  Realized  Exerci-     Unexer- Exerci-   Unexer-
Name                (#)       ($)     sable       cisable sable     cisable
- - ----------------  --------- --------  ----------- ------- --------- -------
Laurence R.
  Hootnick <F2>          -         -  735,000 <F2>    -   2,903,438       -

Gary Galusha             -         -  103,500 <F3>    -     286,584       -

William M. Hake          -         -   01,540 <F4>    -     182,329       -

Walter D. Amaral         -         -  110,000 <F5>    -     158,125       -

Skip Kilsdonk            -         -  107,500 <F6>    -     329,063       -

Former Officers:

Roger A. Nordby    148,331   383,034        -         -           -       -

Thomas F.
  Burniece, III          -         -  137,500 <F7>    -     408,750       -

<F1>   These amounts represent the difference between the exercise price of the stock options and the average market price of the Company's Common Stock on March 25, 1994 (the last day of trading for the fiscal year ended March 26, 1994) for all options exercisable by each named executive officer whether vested or unvested. The closing price as of March 25, 1994 was $8.0625.

<F2>   In connection with the termination of Mr. Hootnick's position as an executive officer of the Company effective August 18, 1994, after fiscal 1994, and termination of employment with the Company effective September 30, 1995, all options granted to Mr. Hootnick will continue to be governed by the terms and conditions of the applicable Maxtor stock option plans and stock option agreements between Maxtor and Mr. Hootnick until September 30, 1995. See "Severance and Change of Control Arrangements." As of June 3, 1994, 35,000 of those shares are unvested and are subject to a right of repurchase in favor of the Company.

<F3>   As of June 3, 1994, 71,407 of those shares are unvested and are subject to a right of repurchase in favor of the Company; 15,000 of those shares have an exercise price of $14.625 which is higher than the closing price of the Company's Common Stock as of March 25, 1994 (the last day of trading for the fiscal year ended March 26, 1994).

<F4>   As of June 3, 1994, 71,401 of those shares are unvested and are subject to a right of repurchase in favor of the Company; 12,500 of those shares have an exercise price of $14.625, and 18,117 of those shares have an exercise price of $9.25, both of which are higher than the closing price of the Company's Common Stock as of March 25, 1994 (the last day of trading for the fiscal year ended March 26, 1994).

<F5>   As of June 3, 1994, 66,667 of those shares are unvested and are subject to a right of repurchase in favor of the Company.

<F6>   As of June 3, 1994, 64,167 of those shares are unvested and are subject to right of repurchase in favor of the Company; 12,500 of those shares have an exercise price of $14.625, which is higher than the closing price of the Company's Common Stock as of March 25, 1994 (the last day of trading for the fiscal year ended March 26, 1994).

<F7>   As of June 3, 1994, all of those shares are vested; 17,500 of those shares have an exercise price of $14.625, which is higher than the closing price of the Company's Common Stock on March 25, 1994 (the last day of trading for the fiscal year ended March 26, 1994).


                        TEN-YEAR OPTION REPRICINGS

   The following table provides the specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer of the Company since August 7, 1985, the date of the Company's initial public offering:

                             Number   Market
                             of Secu- Price    Exercise         Length of
                             rities    of      Price            Original
                             Under-   Stock at at Time   New    Option Term
                             Lying    Time of  of Repri- Exer-  Remaining
                             Options  Repri-   cing or   size   at Date of
                    Date     Repriced cing or  Amend-    Price  Repricing or
                             or       Amend-   ment ($)   ($)   Amendment
                             Amended  ment ($)
                    -------  -------- -------- --------- -----  ------------

Gary Galusha        9/24/90   10,000    5.75    10.9375  5.75   58 Months
 Vice President                                                     <F12>
 Worldwide Sales

William M. Hake     9/24/90    8,000    5.75    10.9375  5.75   58 Months
 Vice President,                                                    <F12>
 Product Management

Walter D. Amaral    5/10/93   80,000    6.625   10.3125  6.625  107 Months
 Vice President,                                                    <F13>
 Finance & Chief    5/10/93    7,500    6.625   14.625   6.625  111 Months
 Financial Officer                                                  <F13>

Former Officers:

William J. Dobbin   10/28/87  63,000    6.75    15.00    6.75   117 Months
 <F1> Vice Presi-                                                   <F14>
 dent, Finance &
 Administration,
 Secretary and
 Treasurer, Chief
 Financial Officer

Robert Teal <F2>    10/28/87  63,000    6.75    15.00    6.75   117 Months
 Senior Vice Presi-                                                 <F14>
 dent,Marketing &
 Product Assurance

Michael W. Warner   10/28/87  60,000    6.75    15.00    6.75   117 Months
 <F3> Vice Presi-                                                   <F14>
 dent, Engineering

George M. Scalise   12/15/87 300,000    9.50    15.3125  9.50   115 Months
 <F4> President,                                                    <F15>
 Chief Executive    9/8/88   400,000    6.875    9.50    6.875  111 Months
 Officer                                                            <F16>

Steven Kitrosser    10/28/87  65,000    6.75    15.00    6.75   117 Months
 <F5> Executive                                                     <F14>
 Vice President,
 Operations

Leon Malmed         10/28/87  44,245    6.75    17.375   6.75   109 Months
 <F6> Senior Vice                                                   <F14>
 President, Disk    10/28/87   5,755    6.75    17.375   6.75   109 Months
 Drive Products                                                     <F14>
                    10/28/87  20,000    6.75    15.00    6.75   117 Months
                                                                    <F14>
                    10/28/87  30,000    6.75     8.4375  6.75   120 Months
                                                                    <F14>

David M. Kowalski   10/28/87  50,000    6.75    17.375   6.75   109 Months
 <F7> Vice Presi-                                                   <F14>
 dent,Finance       10/28/87  20,000    6.75    15.00    6.75   117 Months
 & Treasurer                                                        <F14>

Alexander E.        9/8/88    10,000    6.875   14.4375  6.875  114 Months
 Malaccorto <F8>                                                    <F16>
 Vice President,
 5.25-inch Disk
 Drive Products

James N. Miller     9/8/88   125,000    6.875   10.0625  6.875  112 Months
 <F9> Vice Presi-                                                   <F16>
 dent, Worldwide
 Sales

Deborah A.          9/8/88    20,000    6.875   11.50    6.875  117 Months
 Stapleton <F10>                                                    <F16>
 Vice President,
 Corporate
 Communications

Kenneth A. Clark    5/10/93   60,000    6.625   10.3125  6.625  107 Months
 <F11> Vice Presi-                                                  <F13>
 dent, General      5/10/93    5,000    6.625   14.625   6.625  112 Months
 Counsel & Secre-                                                   <F13>
 tary

<F1>   Mr. Dobbin was an executive officer of the Company during fiscal
1986, 1987, 1988 and a portion of 1989. His employment with the Company terminated in June 1988.

<F2>   Mr. Teal was an executive officer of the Company during fiscal 1986,
1987 and a portion of 1988. His employment with the Company terminated in January 1988.

<F3>   Mr. Warner was an executive officer of the Company during fiscal
1987, 1988, 1989 and a portion of 1990. His employment with the Company terminated in January 1990.

<F4>   Mr. Scalise was an executive officer of the Company during fiscal
1988, 1989, 1990 and a portion of 1991. His employment with the Company terminated in January 1991.

<F5>   Mr. Kitrosser was an executive officer of the Company during fiscal
1986 through 1991, and a portion of 1992. He served as President and Chief Executive Officer of Maxoptix Corporation during fiscal 1992 until his employment terminated in fiscal 1993.

<F6>   Mr. Malmed was an executive officer of the Company during fiscal
1987, 1988, 1989 and a portion of 1990. His employment with the Company terminated in January 1990.

<F7>   Mr. Kowalski was an executive officer of the Company during fiscal
1987 through 1990, and a portion of fiscal 1991. He served as Chief Financial Officer of Maxoptix Corporation during a portion of fiscal 1991, fiscal 1992 and fiscal 1993 until his employment terminated in June 1992.

<F8>   Mr. Malaccorto was an executive officer of the Company during fiscal
1989 and 1990.  His employment with the Company terminated in May 1991.

<F9>   Mr. Miller was an executive officer of the Company during fiscal
1988, 1989 and 1990.  His employment with the Company terminated in May
1991.

<F10>  Ms. Stapleton was an executive officer of the Company during fiscal
1989 and 1990, and a portion of fiscal 1991. Her employment with the Company terminated in January 1991.

<F11>  Mr. Clark was an executive officer of the Company during fiscal 1992,
1993 and a portion of fiscal 1994. His employment with the Company terminated in August 1993.

<F12>  Repriced options vested over a four-year period beginning on
September 24, 1990, the date of the repricing, at a rate of 3/48 effective three months after the repricing, 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Optionees forfeited any vesting accrued on their canceled options.

<F13>  Repriced options continue to vest as originally granted; optionees did not forfeit any vesting accrued on their canceled options.

<F14>  Repriced options vested over a four-year period beginning on October
28, 1987, the date of the repricing, at a rate of 3/48 effective three months after the repricing, 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Optionees forfeited any vesting accrued on their canceled options.

<F15>  Repriced options vested over a four-year period beginning on
September 8, 1988, the date of the repricing, at a rate of 3/48 effective three months after the repricing, 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Optionees forfeited any vesting accrued on their canceled options.

<F16>  Repriced options vested over a four-year period beginning on December
15, 1987, the date of the repricing, at a rate of 3/48 effective three months after the repricing, 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Optionees forfeited any vesting accrued on their canceled options.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On September 4, 1992, Mr. James M. McCoy, Chairman of the Board, delivered to the Company a promissory note in the principal amount of $166,272.75 in connection with the exercise of a stock option granted in 1985 under the Company's 1985 Stock Option Plan. According to its terms, the note provides for the forgiveness of the outstanding principal balance plus accrued interest at the rate of 25% per year on the anniversary date of the note, provided that Mr. McCoy is an employee of Maxtor on that date. In addition, the promissory note would be forgiven in full upon termination of Mr. McCoy's employment following a transfer of control of the Company if either (i) Mr. McCoy is terminated by Maxtor without cause, or (ii) Mr. McCoy leaves the Company for "good cause" as defined in the note. The note is secured by a pledge of shares of the Company's Common Stock owned by Mr. McCoy. The interest rate on the note is 5.98% per annum and the maximum aggregate amount of principal owed by Mr. McCoy under the note during the year ended March 26, 1994 was $166,273.

   On November 24, 1993, the Company loaned to Mark Chandler, Vice President, Corporate Development, General Counsel and Secretary, $100,000 (the "Chandler Note"). The annual interest rate on the loan was six percent with all principal and interest payable in full on November 24, 1994. The note was secured by certain stock options held by Mr. Chandler. The Chandler Note was offset by the benefits provided under a resignation agreement in connection with the termination of Mr. Chandler's employment with the Company. See "Severance and Change of Control Arrangements."

   On February 3, 1994, Hyundai Electronics Industries Co., Ltd. ("HEI"), Hyundai Heavy Industries Co., Ltd. ("HHI"), Hyundai Corporation ("HC") and Hyundai Merchant Marine Co., Ltd. ("HMM") (collectively, "Hyundai") invested $149,996,000 in the Company in return for 19,480,000 shares of Class A Common Stock (the "Shares") at a per share price of $7.70. Such shares represented approximately 40% of the outstanding stock of the Company. The source and amount of funds used to pay for the Shares were as follows: HEI and HMM borrowed $44,998,800 and $29,999,200, respectively, under a term loan facility with The Nippon Credit Bank Limited, Los Angeles Agency ("Nippon"), and HHI and HC each borrowed $37, 499,000 under separate loan agreements with American Express Bank Ltd. ("American Express"). The Nippon term loan facility bears interest, payable semi-annually, at an annual rate equal to the sum of 0.95% and either the rate quoted on the Telerate Page 3750 or, if no rate appears on such page, a rate per annum based on the LIBOR rate for the applicable interest period as more particularly set forth in the loan documents. Funds borrowed under the Nippon term loan facility are due three years from the date advanced, which date may be extended for two one-year periods at the option of HEI and HMM, and thereafter upon 90 days' prior notice under certain conditions. The American Express loan agreements bear interest, payable every three or six months at the option of HHI or HC, as applicable, at a rate equal to the sum of 0.8% and the LIBOR rate for the applicable interest period as more particularly set forth in the loan documents. Funds borrowed under the American Express loan agreements are payable on January 28, 1999. In order to effect the investment, the Company entered into a Stock Purchase Agreement with Hyundai and amended its Certificate of Incorporation to create the Class A Common Stock and establish special voting rights associated with such stock. The investment was approved by the stockholders of the Company on December 20, 1993. Under the Company's Restated Certificate of Incorporation, Hyundai has a right to approve certain transactions or make certain decisions with respect to a core line of products, capital expenditures, new high-volume manufacturing facilities, joint ventures, material exclusive licenses, changes in senior management compensation arrangements, stock ranking senior to the common stock or issuances of securities constituting 20% or more of the Company's stock. Pursuant to the Stock Purchase Agreement, such approval shall not be unreasonably withheld by Hyundai. In addition, Hyundai has such approval right over any sale of substantially all of the assets, merger or acquisition of the Company for a period of five years, and thereafter, a right of approval if any corporate sale is not offered first to Hyundai under a right of first refusal. These rights remain in effect as long as Hyundai and its subsidiaries retain either substantially all the Shares (so long as the Shares constitute at least 20% of the total outstanding voting stock of the Company) or at least 30% of the total outstanding voting stock of the Company. Hyundai is also entitled to nominate the number of directors equal to its proportionate voting interest in the Company. See "Election of Directors." In addition, the Board of Directors of the Company must elect as the Chairman of the Board the director designated by Hyundai, as long as Hyundai maintains certain levels of stockholdings in the Company. M. H. Chung was elected Chairman of the Board of the Company in connection with this provision. Each share of Class A Common Stock is convertible, at the option of the holder, into one share of Common Stock. Shares transferred to any person other than an entity controlled by Hyundai convert automatically into shares of Common Stock. The Stock Purchase Agreement imposes certain restrictions on Hyundai's right to acquire additional voting securities without Board approval for a period of seven years. However, Hyundai may acquire additional shares until its total holdings equal 45% of the total outstanding stock of the Company without Board approval. Hyundai may also make a tender or exchange offer for all of the outstanding stock of the Company provided that the purchase price has been approved by a majority of the disinterested members of the Company's Board of Directors following good faith negotiations with disinterested members of the Company's Board of Directors. Such tender must be for cash or U. S. traded securities. In addition, Hyundai may make unlimited open market purchases if a third party acquires more than 20% or makes a tender or exchange offer for more than 40% of the Company's total outstanding stock and the Board of Directors waives the application of the Company's Rights Plan to such third party or if the Board of Directors fails to renew the Rights Plan upon its expiration. For a period of seven years, or if earlier, the date Hyundai acquires 51% or more of the Company, Hyundai will not engage in any proxy solicitation. Hyundai has the right to maintain its proportionate ownership of the Company under certain circumstances by purchasing shares of the Company's capital stock or Stock Rights (as defined in the Stock Purchase Agreement). The foregoing description is only a summary of the terms of the Stock Purchase Agreement and the Company's Restated Certificate of Incorporation, copies of which may be obtained from the Company upon request.

   In December 1993, the Company entered into termination agreements with all of its executive officers, except Mr. Hootnick, and certain key non-executive officers. In addition, the Company entered into individual resignation agreements with certain executive officers in connection with the termination of their employment with the Company since the beginning of fiscal 1994. See "Severance and Change of Control Arrangements" and "Report of the Board of Directors on Termination Agreements."

   Gregory M. Gallo, a director of the Company, is a member of Gray Cary Ware & Freidenrich, a Professional Corporation, of Palo Alto, California, which serves as primary outside counsel to the Company.

   Since December 1986, Maxtor has entered into indemnification agreements with its officers and directors, the form of which was approved by the stockholders in October of 1986 (the "Agreements"). It is the Company's policy to enter into such Agreements with all officers and directors. Pursuant to the Agreements, Maxtor has agreed to indemnify its officers and directors to the maximum extent permitted under Delaware law. For directors and certain officers, the Agreements, as amended, also provide that the Company must procure a letter of credit in an amount not less than $300,000 for each director and in an amount not less than $175,000 for each officer and keep such letters of credit in effect during the term of the Agreements. Such letters of credit have been obtained by Maxtor. On June 7, 1994, the Board authorized the discontinuance of the Company's obligation to provide letters of credit to future directors and officers and authorized the Company to request all present holders of letters of credit to return them to the Company for cancellation.

                  SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

   In the event of a "Transfer of Control" (as defined in the Company's Fiscal 1985 and Fiscal 1988 Stock Option Plans, under which options to executive officers are granted), the successor corporation shall assume all outstanding options or substitute new options therefor, unless the Board of Directors determines in its discretion to accelerate the vesting of such options.

   In December 1993, the Company entered into an agreement (the "Termination Agreement") with all of its executive officers (except Mr. Hootnick) and certain key non-executive officers (individually, the "Officer") which provides termination benefits to an Officer who is terminated for any reason other than for cause within one year from the date of the agreement.
Benefits include: (a) lump sum payment in cash equal to the total of salary payments at the higher of the Officer's present or his/her then current base salary rate, which the Officer would have received over the nine-month period following termination, not including any bonus payments under the Company's Management Incentive Program, (b) reimbursement of any COBRA insurance premiums paid by the Officer during such nine-month period, (c) immediate vesting of any unvested stock which is subject to options which the Officer received as of the date of the letter agreement. ("Cause" is defined under the agreement to include any of the following reasons: (i) theft, dishonesty, or falsification of any employment or company records; (ii) improper disclosure of Maxtor confidential or proprietary information; (iii) any intentional action (not required by law or during the course of performance of his/her employment) which has a significant detrimental effect on Maxtor's reputation or business; or (iv) willful refusal to perform the Officer's duties. A change in the working location of greater than 25 miles or a diminution in the Officer's responsibilities, title or reporting relationship or material change in the Officer's duties shall be deemed a termination without cause).

   On February 4, 1994, Maxtor entered into a Resignation Agreement and General Release of Claims with Thomas F. Burniece, III (the "Burniece Agreement"). Pursuant to the Burniece Agreement, Mr. Burniece resigned from his employment with Maxtor effective February 4, 1994, and in exchange for his release of all claims against Maxtor, Maxtor agreed to provide Mr. Burniece with the following benefits: (i) a payment of $113,749.77 for loss of wages, less applicable withholding; (ii) a payment of $40,000; (iii) reimbursement of health insurance premiums for a nine-month period after February 4, 1994 if Mr. Burniece elects to continue to use Maxtor's health insurance program; (iv) immediate vesting of all of his outstanding stock options exercisable for a period of six months after February 4, 1994; and
(v) payout of amounts accrued under the Company's 401(k) Plan, the MaxPurchase 423 Plan and vacation allowance (less applicable withholding). The above benefits are in lieu of all payments due and payable under the Termination Agreement.

   On April 11, 1994, Maxtor entered into a Resignation Agreement and General Release of Claims with John P. Livingston (the "Livingston Agreement"). Pursuant to the Livingston Agreement, Mr. Livingston resigned from his employment with Maxtor effective April 8, 1994, and in exchange for his release of all claims against Maxtor, Maxtor agreed to provide Mr. Livingston with the following benefits: (i) a payment of $120,000 equal to nine months' pay, less applicable withholding; (ii) reimbursement of health insurance premiums for a nine-month period after April 8, 1994 if Mr. Livingston elects to continue to use Maxtor's health insurance program; (iii) immediate vesting of all of his outstanding stock options exercisable for a period of six months after April 8, 1994; and (iv) payout of amounts accrued under the Company's 401(k) Plan, the MaxPurchase 423 Plan and vacation allowance (less applicable withholding). The above benefits are in lieu of all payments due and payable under the Termination Agreement.

   On June 14, 1994, Maxtor entered into a Confidential Resignation Agreement and General Release of Claims with Laurence R. Hootnick (the "Hootnick Agreement"). Pursuant to the Hootnick Agreement, Mr. Hootnick resigns from his positions as President and Chief Executive Officer and a director of the Company, and as an officer and director of any subsidiary of the Company, effective as of the conclusion of the Company's Annual Meeting of Stockholders on August 18, 1994. Under the terms of the Hootnick Agreement, Mr. Hootnick will continue to be employed by Maxtor until September 30, 1995 (the "Employment Period"). Mr. Hootnick will perform special projects or work in connection with the transition of his positions at the request of the Company up to a maximum of 20 hours per month after August 18, 1994 until September 30, 1995. In exchange for Mr. Hootnick's continued service as described above and his release of any claims against Maxtor, Maxtor agreed to provide Mr. Hootnick with the following benefits: (i) salary payments at his current salary rate ($43,333.33 per month), less applicable withholdings, through December 31, 1994; (ii) from January 1, 1995 through September 30, 1995, salary payments equal to 4/9ths of his current salary rate ($19,259.26 per month), less applicable withholdings; (iii) during the Employment Period, the Company will continue to provide Mr. Hootnick with the same standard employee benefits that he has been receiving (except he will not accrue any vacation); and (iv) payout of any accrued vacation, less applicable withholdings, prior to the Employment Period upon expiration of the Employment Period. In addition, all options granted to Mr. Hootnick will continue to be governed by the terms and conditions of the applicable Maxtor stock option plans and stock option agreements between Maxtor and Mr. Hootnick. Under the terms of the Hootnick Agreement, Mr. Hootnick agrees that during the Employment Period he will not engage in, or plans to become engaged in, any activity which is competitive with any of the Company's activities or planned activities that are specific to the disk drive industry (excluding ownership by Mr. Hootnick of one percent or less of the stock of any publicly traded corporation). If Mr. Hootnick breaches the obligation described in the immediately preceding sentence, the Company shall have no further obligation or liability to Mr. Hootnick under the Hootnick Agreement.

   On June 28, 1994, Maxtor entered into a Confidential Resignation Agreement and General Release of Claims with Mark Chandler (the "Chandler Agreement"). Pursuant to the Chandler Agreement, Mr. Chandler resigned from his position as General Counsel, Secretary and Vice President, Corporate Development of Maxtor and as an officer of any of its subsidiaries effective June 28, 1994, and from his employment with Maxtor effective July 20, 1994. In exchange for his release of all claims against Maxtor, Maxtor agreed to provide Mr. Chandler with the following benefits: (i) a payment of $8,587.68, less applicable withholding, constituting the difference between nine months' pay ($112,500) and the balance outstanding ($103,912.32, including $100,000 principal and $3,912.32 accrued interest), under the Chandler Note; (ii) reimbursement of health insurance premiums for a nine-month period after July 20, 1994 if Mr. Chandler elects to continue to use Maxtor's health insurance program; (iii) immediate vesting of all of his outstanding stock options exercisable for a period of six months after July 20, 1994; and (iv) payout of amounts accrued under the Company's 401(k) Plan, the MaxPurchase 423 Plan and vacation allowance (less applicable withholding). The above benefits are in lieu of all payments due and payable under the Termination Agreement.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons owning more than ten percent of a registered class of the Company's equity securities, to file initial reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file with the SEC.

   Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that, during fiscal year ended March 26, 1994, all Section 16(a) filing requirements applicable to its officers, directors and ten-percent stockholders were complied with, except that one Form 4 covering one transaction was filed late by Mr. Kenneth A. Clark, former Vice President, General Counsel and Secretary.


                    REPORT OF THE COMPENSATION COMMITTEE
                         ON EXECUTIVE COMPENSATION

   The Compensation Committee consists entirely of independent, outside directors and is responsible for formulating and administering corporate policy with respect to executive compensation. The goals of the Committee are to align executive compensation with business objectives and performance, and to enable the Company to attract, retain, and reward executive officers who contribute to the long-term success of the Company. To achieve these goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual performance of each executive officer.

   The Company's executive compensation consists of four components: salary, contingent bonus, profit sharing and stock options.

Base Salary
- - -----------
   The salaries for executive officers generally are based on a review of salaries for comparable positions among comparable companies, and are generally adjusted annually to take into account cost of living increases, individual performance and long-term contributions to the Company, and adjustments deemed necessary to continue to attract and retain highly qualified executive officers. In fiscal 1994, the Company imposed a general moratorium on salary increases for executive officers due to the Company's financial condition, although the Company made merit increases with regard to two executive officers.

Contingent Bonus
- - ----------------
   The Company's Fiscal 1994 Management Incentive Plan ("MIP") is the variable portion of management's and key employees' total compensation package. The MIP is designed so that participants share in the successes of the Company. The MIP rewards participants when the Company's strategic and financial objectives are attained. If, however, Company business targets are not met, the portion of the bonus associated with such goals or targets is not paid. The MIP is the key element for tying compensation of the Company's management and key employees to not only individual performance but also to the Company's financial and strategic performance. Under the terms of the MIP, no payments are permitted for a quarter unless the Company is profitable.

   Under the MIP, annual bonus compensation at targeted levels of performance represents approximately 50% of the base salary of executive officers. Bonuses are determined quarterly according to a split basis of assessment by the Committee in which 30% of annual target incentive is tied to the accomplishment of Corporate, profit-before-tax objectives. The other 70% of annual target incentive is tied to objectives which are specific to the accomplishment of Corporate or functional objectives, and in support of other functional area objectives. These objectives are predetermined and vary depending on the responsibility of each of the Company's four functional groups: Corporate (including the Chief Executive Officer, Legal Department, Quality, Finance, Human Resources and Information Services), Marketing and Product Management, Operations, and Engineering. The major overall objectives for fiscal 1994 included the following: (1) increasing corporate revenue and profitability, (2) introducing new products to the market on schedule, (3) launching the Company's Retail Program, (4) improving manufacturing ramps and productivity, (5) enhancing the Company's Total Customer Satisfaction Program, and (6) refining strategic planning processes. In fiscal 1994, no bonuses were paid because the Company was not profitable.

   The Compensation Committee is studying the requirements for qualifying compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. That section generally limits to $1 million the non-exempt annual compensation that may be deducted by the Company for any of its five highest-paid executive officers. It is not anticipated that non-exempt compensation to any such individual will exceed $1 million in fiscal 1995. The Compensation Committee has proposed a per optionee limit in the 1995 Stock Option Plan being submitted for stockholder approval in order to qualify grants under such Plan for a performance-based exemption for deductibility.

Profit Sharing Plan
- - -------------------
   The Company has a quarterly profit sharing plan under which seven percent of its quarterly operating profits before taxes is distributed to all employees (who meet certain employment criteria) and one percent is allocated to all employees' (including executive officers) 401(k) accounts on a prorata basis, whether or not the employee is participating in the Company 401(k) plan. The profit sharing plan formula is reviewed annually by the Board of Directors. The Company believes that all employees share the responsibility of achieving profits. Profits are awarded to employees in proportion to their base salary. In fiscal 1994, there were no distributions under the plan because the Company was not profitable in fiscal 1994.

Stock Option Program
- - --------------------
   The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value, and serves to align the interests of employees with stockholders. Options are based upon the relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Company, and previous option grants to such executive officers. Options are recommended with a goal to provide competitive equity compensation for executive officers compared to executive officers of similar rank in companies of the Company's industry, geographic location and size. Generally, option grants vest over three or four years (one year for Evergreen options) as determined by the Board of Directors in its sole discretion, and although the options are immediately exercisable, shares are subject to repurchase by the Company until vesting restrictions have lapsed. All options are granted at the current market price on the date of grant. Option grants for fiscal 1994 are set forth in the table entitled "Option Grants in Last Fiscal Year" in the section entitled "EXECUTIVE COMPENSATION AND OTHER MATTERS."

Other
- - -----
   In addition to the compensation paid to executive officers as described above, executive officers and all other employees of the Company receive matching contributions by the Company under the Company's pre-tax savings plan (a 401(k) plan), up to $260 annually. Executive officers and all other employees are eligible to participate in the Company's Employee Stock Purchase Plan (which qualifies as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended). Under the Employee Stock Purchase Plan, the purchase price is 85% of the market price of the stock at either the beginning or the end of each plan period, whichever is lower.

President/CEO Compensation
- - --------------------------
   Laurence R. Hootnick has served as President and Chief Executive Officer of the Company since May 1991. Mr. Hootnick resigned from his position as an executive officer and director of the Company effective August 18, 1994. See "Severance and Change of Control Arrangements." In determining Mr. Hootnick's compensation, the Committee evaluated corporate performance, individual performance, and compensation paid to chief executive officers of comparable companies. In fiscal 1994, Mr. Hootnick received salary of $520,000. Mr. Hootnick's salary was determined based on his initial employment agreement with the Company, which expired in fiscal 1992, and has not been increased since he joined the Company. No bonus or profit sharing was paid in fiscal 1994 because the Company was not profitable. Options to purchase 35,000 shares of the Company's Common Stock were granted to Mr. Hootnick during the past fiscal year under the policy regarding Evergreen options set forth above under "Stock Option Program."

                                THE COMPENSATION COMMITTEE

                                Charles Hill
                                C. S. Park
                                Juan A. Rodriguez

                     REPORT OF THE BOARD OF DIRECTORS
                        ON TERMINATION AGREEMENTS

   The Board of Directors determined in December 1993 that it would be advisable, in view of the pending changes in management and strategic direction due to the Hyundai investment, to provide termination agreements for executive officers and certain key non-executive officers to increase the likelihood of retaining such officers by providing assurances with respect to benefits upon termination. See "Severance and Change of Control
Arrangements" for a summary of the material terms of such termination agreements.

                            THE BOARD OF DIRECTORS

                            Gregory M. Gallo          James M. McCoy
                            Charles Hill              Juan A. Rodriguez
                            Laurence R. Hootnick

                            (M. H. Chung, I. B. Jeon and C. S. Park joined the Board in February, 1994 and did not participate in the approval of the termination agreements.)


                          REPORT OF THE BOARD OF DIRECTORS
                             ON REPRICING OF OPTIONS

   In May 1993, the Board reviewed options granted to employees and certain executive officers of the Company pursuant to the Company's stock option plans and determined that the exercise price of a substantial number of such options exceeded the fair market value of the Company's Common Stock. The Board was advised that management believed the Company's total compensation package for its long-term employees was less attractive than compensation offered by its competitors and other comparable companies in the same geographic area because the exercise price of options granted to new employees of such companies afforded greater opportunity for appreciation than the Company's options.

   The Board concluded that (i) the Company's future success is dependent in large part on its ability to retain a number of its highly-skilled technical, managerial and marketing personnel; (ii) competition for such personnel is intense; (iii) the loss of key employees would have a significant adverse impact on the Company's business; and (iv) it is important and cost-effective to provide equity incentives to employees and certain executive officers of the Company to improve the Company's performance and the value of the Company for its stockholders. The Board considered granting to existing employees new options with an exercise price at the then current fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to stockholders. The Board also recognized that replacing existing options with an exercise price higher than fair market value with options at fair market value would provide additional incentive to employees because of the increased potential for appreciation. On balance, considering all of these factors, the Board determined it to be in the best interests of the Company and its stockholders to restore the incentive for employees and certain executive officers to remain employees of the Company and to exert their maximum efforts on behalf of the Company by granting stock options to replace outstanding options with exercise prices above recent trading prices. The Board considered restarting vesting for the replacement options but concluded that because most of the original options had been granted in the relatively recent past, restarting vesting would have limited value with respect to employee retention and would have a significant adverse impact on employee morale.

   Accordingly, in May 1993, the Board approved the grant to employees and certain executive officers of stock options with an exercise price of $6.625, equal to the then-current fair market value per share of the Company's Common Stock. The Compensation Committee determined that only two executive officers were eligible to participate in the repricing. Such options replaced existing options with an exercise price above the then-current fair market value. All other terms and conditions of the replacement options remained the same. The Company canceled and replaced options to purchase 1,532,683 shares of Common Stock with original exercise prices ranging from $6.8750 to $19.0625 per share.

                       THE BOARD OF DIRECTORS

                       Gregory M. Gallo          James M. McCoy
                       Charles Hill              Juan A. Rodriguez
                       Laurence R. Hootnick

                       (M. H. Chung, I. B. Jeon and C. S. Park joined the Board in February, 1994 and did not participate in the approval of repricing of options described above.)


                              STOCK PERFORMANCE GRAPH

   The following line graph compares the cumulative total stockholder return to Maxtor's stockholders during the fiscal five-year period ended March 26, 1994 with the CRSP Total Return Index for the NASDAQ Stock Market (U.S. companies only) and the Hambrecht & Quist Technology - Hardware Sector Index
(1):

   The Stock Performance Graph which appears in this section is a line graph which presents dollars on the vertical axis in increments of $50 from $0 to $250, and Maxtor's fiscal year end dates on the horizontal axis for the five fiscal year period from March 1989 to March 1994. The vertical and horizontal axes intersect at $0 and March 1989. The returns are measured from a fixed point, the measurement point, which is $100 on the vertical axis and March 1989 on the horizontal axis. From the measurement point, the cumulative total stockholder return to Maxtor's stockholders for each of the five subsequent periods through March 1994 is plotted on the graph according to the table which immediately follows this graph. Similarly from the measurement point, the CRSP Total Return Index for the Hambrecht & Quist Technology - Hardware Sector Index and the CRSP Total Return Index for the NASDAQ Stock Market (U.S. companies only) for those same five periods are also plotted on the graph, and similarly are plotted according to the table which immediately follows this graph.


                      Mar-89   Mar-90   Mar-91   Mar-92   Mar-93   Mar-94
                      ------   ------   ------   ------   ------   ------

     Maxtor            $100     $138      $61     $138     $90       $87

     NASDAQ -          $100     $109     $125     $160    $181      $196
      U.S. Index

     H&Q Technology    $100     $102     $115     $101     $84       $92
      Hardware Sector
      Index


(1) The Stock Performance Graph assumes $100 was invested on March 25, 1989 at the closing sales price of the Company's Common Stock and in each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                     APPROVAL OF ADOPTION OF THE COMPANY'S
                            1995 STOCK OPTION PLAN

General

   The Company's 1995 Stock Option Plan (the "Plan") was adopted by the Compensation Committee on June 17, 1994, to replace the Fiscal 1985 Stock Option Plan which has expired. If approved by the stockholders, 2,000,000 shares of the Company's Common Stock ("Shares") will be available for issuance under the Plan. Shares issued on exercise of options pursuant to the Plan that are repurchased by the Company and Shares subject to options granted under the Plan which lapse unexercised will generally become available for reissuance under the Plan at the time of such repurchase or lapse. The Plan provides for the grant of incentive stock options, which are intended to satisfy the requirement of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting of nonqualified stock options to present and prospective employees, directors, consultants, advisors, and other independent contractors. In order that options granted pursuant to the Plan may be exempt from the limit on deductibility of compensation paid to the Chief Executive Officer and each of the four most highly compensated executive officers under section 162(m) of the Code ("Covered Employees"), the Plan limits the number of Shares for which options may be granted to the Chief Executive Officer and any other optionees during any fiscal year to 1,000,000 Shares and 500,000 Shares, respectively, although option grants typically will not approach these limits.

   Management believes that the Plan and the availability of an adequate number of Shares under the Plan are important factors in attracting and retaining key employees, directors, consultants and advisors essential to the success of the Company; and the ability to deduct as compensation expense for federal income tax purposes the gain recognized by the Company's executive officers upon their exercise of options granted under the Plan is a factor affecting the profitability of the Company.

   No grants have been made to any person under this Plan to date. Grants under the Plan will be made at the discretion of the Compensation Committee of the Board of Directors. Accordingly, future grants under the Plan are not yet determinable.

   As of June 17, 1994, there were an aggregate of 2,862,459 shares available for issuance under the Company's existing stock option plans (excluding the 1995 Stock Option Plan), including 2,433,051 shares in an option plan in which executive officers and directors are not eligible to participate. An aggregate of 5,693,537 shares are subject to outstanding options under such plans.

Description of the Plan

   The following summary of the Plan is qualified in its entirety by the specific language of the Plan, a copy of which is available to stockholders upon request.

   The Plan is administered by the Board of Directors and/or by a duly appointed committee of the Board. Options granted under the Plan may be either incentive stock options or nonqualified stock options. The Board of Directors or a committee of the Board of Directors, if appointed, determines the criteria upon which options are granted. Appropriate adjustments will be made in the number and class of Shares subject to the Plan, to the Per Person Limit described below, and to any outstanding options and in the option price of any outstanding options in the event of a stock dividend, stock split, reverse stock split, combination, reclassification, or like change in the capital structure of the Company. All options must be granted, if at all, within ten years from June 17, 1994, the date the Plan was adopted by the Compensation Committee.

   All employees (including officers who are employees) and directors of, and individuals who are rendering services as consultants, advisors, or other independent contractors to, the Company or any present or future parent and/or subsidiary corporations of the Company are eligible to participate in the Plan. As of June 17, 1994, approximately 6,200 employees, directors and consultants were eligible to participate in the Plan.

   The option price is established by the Board, provided that the option price may not be less than 100% of the fair market value of a Share on the grant date. Under certain circumstances, the exercise price of an incentive stock option may not be less than 110% of the fair market value of a Share on the grant date. On June 17, 1994, the closing bid price per share of Common Stock of the Company as reported by the NASDAQ Exchange was $5.50.

   The Board may allow for payment of the option price by any combination of
(1) cash, check, or cash equivalent, (2) tender to the Company of shares of the Company's stock having a value not less than the option price and (3) the assignment of the proceeds of a sale of some or all of the Shares being acquired.

   Subject to the Plan, the Board determines for each option (which need not be identical) the person to whom the option is granted, the number of Shares granted, the price, the exercisability, and all other terms and conditions, except that no person may be granted within any fiscal year options for more than 500,000 Shares, or in the case of the Chief Executive Officer, 1,000,000 Shares (the "Per Person Limit"), subject to adjustment in the case of stock splits or other changes in capitalization. Options may be exercised in whole or in part immediately after the date of grant. Generally, Shares may be purchased in approximately equal annual installments over a four-year period.

   Under the Plan, if an optionee ceases to be an employee of the Company for any reason, except death or disability, the optionee may exercise his or her option (to the extent unexercised and exercisable on the date of termination) within one month after the date of termination, but in any event not later than the expiration of the option term. If an optionee ceases to be an employee of the Company due to death or disability, the optionee (or his or her legal representative) may exercise the option (to the extent unexercised and exercisable on the date of termination) within six months after the date the optionee ceases to be an employee of the Company, but in any event not later than the expiration of the option term.

   Unless otherwise specified at the time of grant, during the lifetime of the optionee, the option is exercisable only by the optionee and is not assignable or transferable except by will or by the laws of descent and distribution. The term of the option is set by the Board. However, the maximum term of any option granted under the Plan is ten years, and in certain circumstances the maximum term is five years.

   Generally, in the event of a transfer of control (as defined in the Plan) all Shares acquired on exercise of the option shall become vested effective upon the transfer of control.

   The Board of Directors may terminate or amend the Plan at any time. However, without the approval of the Company's stockholders, there can be
(1) no increase in the number of Shares covered by the Plan, (2) no change in the class of persons eligible to receive incentive stock options, (3) no expansion in the class of persons eligible to receive nonqualified stock options, and (4) no amendment to the Plan which would require stockholder approval in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In any event, no amendment may adversely affect any outstanding option or any unexercised portion thereof without the consent of the optionee unless such amendment is required to enable an option designated as an Incentive Stock Option to qualify as an Incentive Stock Option.

Summary of United States Federal Income Tax Consequences

   The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation. The tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any Shares.

   Incentive Stock Options. Options designated as incentive stock options are intended to fall within the provisions of section 422 of the Code. An optionee recognizes no taxable income as a result of the grant or exercise of such option. For optionees who do not dispose of their Shares within two years following the date the option was granted or within one year following the transfer of the Shares upon exercise of the option (a "qualifying disposition"), the gain on sale of the Shares (which is the difference between the sale price and the purchase price of the Shares) will be taxed as long-term capital gain. If an optionee disposes of Shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the lesser of (1) the difference between the option price and the fair market value of the Shares on the determination date of the option (defined below) or (2) the gain realized on the disposition will be taxed as ordinary income at the time of disposition. Any additional gain and any loss will constitute a capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months.

   The difference between the option price and the fair market value of the Shares on the determination date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the Shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the Shares, and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

   If an optionee satisfies the qualifying disposition holding periods described above upon a sale of the Shares, the Company will not be entitled to any deduction for federal income tax purposes. If the optionee does not satisfy such holding periods and there is a disqualifying disposition, any ordinary income recognized by the optionee should be deductible by the Company for federal income tax purposes provided, if applicable to the particular optionee, that the Plan and the option have complied with the "performance-based compensation" exception to the deduction limit under section 162(m) of the Code described below.

   Nonqualified Stock Options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income equal to the excess (if any) of the fair market value of the Shares on the determination date (defined below) over the purchase price of the Shares, subject to withholding of tax. Upon the sale of acquired Shares, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months from the determination date.

   No tax deduction is available to the Company with respect to the grant of a nonqualified stock option or the sale of the acquired Shares. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option or the vesting of Shares provided, if applicable to the particular optionee, that the Plan and the option have complied with the "performance-based compensation" exception to the deduction limit under section 162(m) of the Code described below.

   Determination Date.  Generally, the "determination date" is the later of
(1) the date on which the option is exercised, (2) the date on which the Shares vest, or (3) with respect to the officers of the Company who are subject to section 16 of the Exchange Act, the date which is six months after the date of the option grant. If the determination date is after the exercise date, the optionee may elect, pursuant to section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised.

   Section 162(m) Deduction Limit. Under section 162(m) of the Code, the allowable deduction for compensation paid or accrued with respect to Covered Employees is limited to no more than $1,000,000 per year for fiscal years beginning on or after January 1, 1994 (the "Deduction Limit"). Income to a Covered Employee resulting from the exercise of options granted under the Plan will be subject to the Deduction Limit unless an exemption is available. It is intended that options granted under the Plan will qualify for the "performance-based compensation" exemption from the Deduction Limit.

Voting Required and Board of Directors' Recommendation.

   The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

   The Board of Directors believes that the proposed 1995 Stock Option Plan, including the proposed Per Person Limit on grants under the Plan in order to exempt grants to the executive officers from the $1,000,000 cap on deductibility of executive officer compensation, is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 1995 STOCK OPTION PLAN INCLUDING THE PER PERSON LIMIT ON GRANTS UNDER THE PLAN.

                       APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors of Maxtor has selected Ernst & Young as the independent auditors of Maxtor for fiscal 1995. Ernst & Young has acted in such capacity since its appointment in January 1983. A representative of Ernst & Young will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. In the event ratification by the stockholders of the appointment of Ernst & Young as the independent auditors for Maxtor is not obtained from a majority of the stockholders in attendance or represented by Proxy at the Annual Meeting, the Board of Directors will reconsider such appointment. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                  STOCKHOLDER PROPOSALS TO BE PRESENTED
                        AT NEXT ANNUAL MEETING

   Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company (i) must be received by Maxtor at its offices at 211 River Oaks Parkway, San Jose, California 95134 not later than March 3, 1995 and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Maxtor's Proxy Statement for that meeting and the other requirements contained in the Company's By-Laws.

                           TRANSACTION OF OTHER BUSINESS

   At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

                                  By Order of the Board of Directors



                                  /s/ G. H. Stevens
                                  --------------------
                                  Glenn H. Stevens
                                  Secretary

July 18, 1994


            REVISIONS PER COMPENSATION COMMITTEE MEETING ON 6-17-94
                            .MAXTOR CORPORATION

                           1995 STOCK OPTION PLAN


   1. Purpose. The Maxtor Corporation 1994 Stock Option Plan (the "Plan") is established to create additional incentive for key employees, directors and consultants or advisors of Maxtor Corporation and any successor corporation thereto (collectively referred to as the "Company"), and any present or future parent and/or subsidiary corporations of such corporation (all of whom along with the Company being individually referred to as a "Participating Company" and collectively referred to as the "Participating Company Group"), to promote the financial success and progress of the Participating Company Group. For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the "Code").

   2.   Administration.

      (a) Administration by Board and/or Compensation Committee. The Plan shall be administered by the Board of Directors of the Company (the "Board") and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references herein to the Board shall also mean the committee if such committee has been appointed and, unless the powers of the committee have been specifically limited, the committee shall have all of the powers of the Board granted herein, including, without limitation, the power to terminate or amend the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. All questions of interpretation of the Plan or of any options granted under the Plan (an "Option") shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan and/or any Option.

      (b) Disinterested Administration. With respect to the participation in the Plan of employees who are also officers or directors of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Plan shall be administered by the Board in compliance with the "disinterested administration" requirement of Rule 16b-3, as promulgated under the Exchange Act and amended from time to time or any successor rule or regulation ("Rule 16b-3").

      (c) Compliance with Section 162(m) of the Code. In the event a Participating Company is a "publicly held corporation" as defined in paragraph (2) of section 162(m) of the Code, as amended by the Revenue Reconciliation Act of 1993 (P.L. 103-66), and the regulations promulgated thereunder ("Section 162(m)"), the Company may establish a committee of outside directors meeting the requirements of Section 162(m) to approve the grant of Options which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

      (d) Options Authorized. Options may be either incentive stock options as defined in section 422(a) of the Code ("Incentive Stock Options") or options not intended to qualify as Incentive Stock Options ("Nonqualified Stock Options").

      (e) Authority of Officers. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

   3. Eligibility. The Options may be granted only to employees (including officers) and directors of the Participating Company Group or to individuals who are rendering services as consultants, advisors, or other independent contractors to the Participating Company Group. The Board shall, in the Board's sole discretion, determine which persons shall be granted Options (an "Optionee"). A director of the Company shall be eligible to be granted only a nonqualified stock option unless the director is also an employee of the Company. For purposes of the foregoing sentence, "employees" shall include prospective employees to whom Options are granted in connection with written offers of employment with Participating Company Group and "consultants" or "advisors" shall include prospective consultants or advisors to whom Options are granted in connection with written consulting or advising offers with the Participating Company Group. The Board shall, in its sole discretion, determine which persons shall be granted Options (an "Optionee"). An individual who is rendering services as a consultant, advisor, or other independent contractor shall be eligible to be granted only a nonqualified stock option. An Optionee may, if otherwise eligible, be granted additional Options.

   4. Shares Subject to Option. Options shall be options for the purchase of the authorized but unissued Common Stock of the Company (the "Stock"), subject to adjustment as provided in paragraph 9 below. The maximum number of shares of Stock which may be issued under the Plan shall be 2,000,000 shares. Subject to adjustment as provided in paragraph 9 below, at any such time as a Participating Company is a "publicly held corporation" as defined in Section 162(m), no person, other than the chief executive officer, shall be granted within any fiscal year of the Company Options which in the aggregate cover more than Five Hundred Thousand (500,000) shares and the chief executive officer may not be granted in any fiscal year options which in the aggregate cover more than one million (1,000,000) shares (the "Per Person Limit"). In the event that any outstanding Option for any reason expires or is terminated or canceled and/or shares of Stock subject to repurchase are repurchased by the Company, the shares allocable to the unexercised portion of such Option, or such repurchased shares, may again be subject to an Option grant. Notwithstanding the foregoing any such shares shall be made subject to a new Option only if the grant of such new Option and the issuance of such shares pursuant to such new Option would not cause the plan or any Option granted under the Plan to contravene Rule 16b-3.

   5. Time for Granting Options. All Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the shareholders of the Company.

   6. Terms, Conditions and Form of Options. Subject to the provisions of the Plan, the Board shall determine for each Option (which need not be identical) the number of shares of Stock for which the Option shall be granted, the option price of the Option, the exercisability of the Option, whether the Option is to be treated as an Incentive Stock Option or as a nonqualified stock option and all other terms and conditions of the Option not inconsistent with the Plan. Options granted pursuant to the Plan shall be evidenced by written agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish, and shall comply with and be subject to the following terms and conditions:

      (a) Option Price. The option price for each Option shall be established in the sole discretion of the Board; provided, however, that
(i) the option price per share for an Option shall be not less than the fair market value, as determined by the Board, of a share of Stock on the date of the granting of the Option, (ii) no Incentive Stock Option granted to an Optionee who at the time the Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of section 422(b)(6) of the Code and/or ten percent (10%) of the total combined value of all classes of stock of a Participating Company (a "Ten Percent Owner Optionee") shall have an option price per share less than one hundred ten percent (110%) of the fair market value of a share of Stock on the date the Option is granted. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a nonqualified stock option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying with the provisions of section 424(a) of the Code.

      (b) Exercise Period of Options. The Board shall have the power to set the time or times within which each Option shall be exercisable or the event or events upon the occurrence of which all or a portion of each Option shall be exercisable and the term of each Option; provided, however, that
(i) no Option shall be exercisable after the expiration of ten (10) years after the date such Option is granted and (ii) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the date such Option is granted.

      (c) Payment of Option Price. Payment of the option price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check, or cash equivalent, (ii) by tender to the Company of shares of the Company's stock owned by the Optionee having a value, as determined by the Board (but without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company), not less than the option price, (iii) by the assignment of the proceeds of a sale of some or all of the shares being acquired upon the exercise of an Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System), (iv) by any combination thereof.

   The Board may at any time or from time to time, by adoption of or by amendment to the form of Standard Option Agreement described in paragraph 7 below, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the option price and/or which otherwise restrict one (1) or more forms of consideration. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company of shares of the Company's stock to the extent such tender of stock would constitute a violation of the provisions of any law, regulation and/or agreement restricting the redemption of the Company's stock.

         (x) Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company of shares of the Company's stock pursuant to clause (ii) of this paragraph 6(c) unless such shares of the Company's stock either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

         (y) The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve and/or terminate any program and/or procedures for the exercise of Options by means of an assignment of the proceeds of a sale of some or all of the shares of Stock to be acquired upon such exercise pursuant to clause (iii) of this paragraph 6(c).

   7.   Standard Forms of Stock Option Agreement.

      (a) Incentive Stock Options. Unless otherwise provided for by the Board at the time an Option is granted, an Option designated as an "Incentive Stock Option" shall comply with and be subject to the terms and conditions set forth in the form of incentive stock option agreement attached hereto as Exhibit A and incorporated herein by reference.

      (b) Nonqualified Stock Options. Unless otherwise provided for by the Board at the time an Option is granted, an Option designated as a "Nonqualified Stock Option" shall comply with and be subject to the terms and conditions set forth in the form of nonqualified stock option agreement attached hereto as Exhibit B and incorporated herein by reference.

      (c) Standard Term for Options. Unless otherwise provided for by the Board in the grant of an Option, any Option granted hereunder shall be exercisable for a term of ten (10) years.

   8. Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of the Standard Option Agreement either in connection with the grant of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of such revised or amended standard form or forms of stock option agreement shall be in accordance with the terms of the Plan.

   9. Effect of Change in Stock Subject to Plan. Appropriate adjustments shall be made in the number and class of shares of Stock subject to the Plan, to the Per Person Limit set forth in paragraph 4 above, and to any outstanding Options and in the option price of any outstanding Options in the event of a stock dividend, stock split, reverse stock split, combination, reclassification, or like change in the capital structure of the Company. Suth authority shall include, but not by way of limitation, the authority to grant Options which are immediately exercisable.

   10. Transfer of Control. A "Transfer of Control" shall be deemed to have occurred in the event any of the following occurs with respect to the Participating Company whose stock is subject to an Option (the "Control Company"): (1) a merger in which the Control Company is not the surviving corporation, (2) a merger in which the Control Company is the surviving corporation and the stockholders of the Control Company immediately before such merger do not retain and/or receive pursuant to the merger at least a majority of the beneficial interest in the voting stock of the Control Company following such merger, (3) the sale or exchange by the stockholders of the Control Company of all or substantially all of the stock of the Control Company where the stockholders before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Control Company, or (4) the sale or exchange of all or substantially all of the Control Company's assets (other than a sale or transfer to a one or more corporations where the stockholders of the Control Company before such sale or exchange retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporations to which the assets were transferred). In the event of a Transfer of Control, all shares acquired on exercise of an Option shall become vested effective upon the Transfer of Control.

   11. Provision of Information. Each Optionee shall be provided with copies of financial statements of the Company at least annually. The Company shall not be required to deliver such information to persons whose duties in connection with the Company assure their access to equivalent information.

   12. Options Non-Transferable. Unless otherwise provided by the Board, during the lifetime of the Optionee, the Option shall be exercisable only by the Optionee and no Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution.

   13. Termination or Amendment of Plan. The Board, including any duly appointed committee of the Board, may terminate or amend the Plan at any time; provided, however, that without the approval of the Company's shareholders, there shall be (a) no increase in the total number of shares of Stock covered by the Plan (except by operation of the provisions of paragraph 9 above), (b) no change in the class of persons eligible to receive Incentive Stock Options, (c) no expansion in the class of persons eligible to receive nonqualified stock options, and (d) no amendment to the Plan which in the opinion of the Board would require shareholder approval in order to comply with Rule 16b-3 in the event that the Company's securities are subject to the Exchange Act. In any event, no amendment may adversely affect any then outstanding Option or any unexercised portion thereof, without the consent of the Optionee, unless such amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option.

   IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Maxtor Corporation 1995 Stock Option Plan was duly adopted by the Compensation Committee of the Board of Directors of the Company on the 17th day of June, 1994.


                             ------------------------------------


June 17, 1994                Plan adopted by the Compensation
                             Committee with a share reserve of
                             2,000,000 shares.


- - -----------------------      Plan approved by Stockholders with
                             a share reserve of 2,000,000 shares.


IMPORTANT: PLEASE DATE, SIGN AND MAIL PROMPTLY THIS PROXY IN THE ENCLOSED RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. If you attend the meeting, you may vote in person should you wish to do so even though you have already sent in your Proxy.




                              MAXTOR CORPORATION
                    Proxy for Annual Meeting of Stockholders
                      Solicited by the Board of Directors




   The undersigned hereby appoints Walter D. Amaral and Glenn H. Stevens, and each of them, with full power of substitution to represent the undersigned and to vote all the shares of Common Stock and Class A Common Stock of Maxtor Corporation ("Maxtor" or the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 251 River Oaks Parkway, San Jose, California on Thursday, August 18, 1994, at 10:00 a.m., local time, and at any adjournment thereof, (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated July 18, 1994 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's 1994 Annual Report to Stockholders.

   A vote FOR the following proposals is recommended by the Board of
Directors:

1.   Election of Directors:  Gregory M. Gallo and In Baik Jeon.

     FOR ALL NOMINEES              WITHHOLD ALL NOMINEES
                       ----                              ----

Instructions:
To withhold authority for any individual nominee, place an "X" in this box
                                                                           ---
and strike a line through the nominee's name listed above.

2.   To approve the Maxtor Corporation 1995 Stock Option Plan.

         FOR              AGAINST              ABSTAIN
             ----                 ----                 ----


3. To ratify the appointment of Ernst & Young as the Company's independent auditors.

         FOR              AGAINST              ABSTAIN
             ----                 ----                 ----


4. With discretionary authority, upon such other matters as may properly come before the meeting. At this time, the persons making this solicitation know of no other matters to be presented at the meeting.


                         The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 through 3.


                         DATED:
                               -----------------------------------------
                                    (Be sure to date Proxy)


                         -----------------------------------------------
                                    (Signature of stockholder)


                         -----------------------------------------------
                                    (Signature of Stockholder)




Please sign your name exactly as it appears on the stock certificate representing your shares. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, BOTH should sign.